EXHIBIT 99.1

January 7, 2008	OTCBB: INMG

IMI Global Announces Stock Buyback Plan

CASTLE ROCK, Colo. — Integrated Management Information, Inc. (IMI Global) (OTCBB: INMG), a leading provider of verification and Internet solutions for the agricultural/livestock industry, today announced that the Company intends to buy back up to one million shares of its common stock from the open market over the first six months of 2008.

John Saunders, president and CEO, said, “Management and the board of directors believe our shares represent an excellent value at current trading levels.  Our intention is to make open market purchases from time to time at prices we believe to be advantageous to the Company and our shareholders.  IMI Global has demonstrated solid, steady growth as a public company and foresees continued growth and progress in 2008 as we roll out new products and services and continue to expand our core offerings.  We continue to be a leader and an aggressive innovator in an exciting growth industry.  For a variety of reasons our share price has not reflected our revenue growth and improving bottom line, and this has created an opportunity for the Company to buy stock at very attractive levels.”

About IMI Global

Founded in 1995, IMI Global is a leading provider of verification and Internet solutions for the agriculture industry.  Go to www.IMIGlobal.com for additional information.  IMI has worked with some of the largest agricultural organizations in the United States, providing web-based applications for verification and identification as well as a range of consulting services tailored to meet each customer’s needs.  IMI operations include www.CattleNetwork.com, an online service offering market information and industry news to the cattle industry, and www.CattleStore.com, an online source for livestock supplies, such as animal identification, medical equipment and veterinarian supplies. Additional IMI web sites include www.USVerified.com, www.AgNetwork.com and www.PetSupplyVerified.com.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions.  Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings.  Specifically, statements in this news release about the value of the Company’s stock, plans to purchase stock on the open market, growth, profitability, potential, the impact and efficacy of the Company’s products and services on the marketplace are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition, governmental regulation of the beef industry, the market for beef and other factors.  In addition, financial results for the three and nine-month periods are not necessarily indicative of future results.  Readers should not place undue reliance on these forward-looking statements.  The Company assumes no obligation to update its forward-looking statements to reflect new information or developments.  For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303-393-7044